EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Advanced Cell Technology, Inc.:

Worcester, Massachusetts

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated April 12, 2005, except for Note 15—Subsequent Event—Reverse Merger, as to which the date is October 14, 2005, appearing in the Prospectus which is part of the Registration Statement on Form SB-2 covering the financial statements of Advanced Cell Technology, Inc. for the year ended December 31, 2004 and 2003 to be included in this Amendment No. 1 to the registration statement on Form S-8 to be filed with the Commission on approximately November 21, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this Amendment No. 1 to the registration statement on Form S-8.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
Certified Public Accountants
November 21, 2005